Exhibit 10.10

FIRST AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT
FOR GARY J. ORTALE
(Age 65 Benefit)

THIS FIRST AMENDED AND RESTATED AGREEMENT, made and entered into effective this 1st day of April, 2004 by and between the Iowa State Bank & Trust Company, a banking corporation organized and existing under the laws of the State of Iowa, hereinafter called the Corporation, and Gary J. Ortale, hereinafter called the Executive.

WITNESSETH:

WHEREAS, the Executive has been in the employ of the Corporation since August 24, 1987, and is now serving the Corporation as a Senior Vice President and,

WHEREAS, it is the consensus of the Board of Directors that the Executive's Services to the Corporation in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Corporation bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

WHEREAS, the experience of the Executive, his knowledge of affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurances of his continued services is essential for the future growth and profits of the Corporation and it is in the best interests of the Corporation to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Corporation's employment during his lifetime or until the age of retirement; and,

WHEREAS, it is the desire of the Corporation that his services be retained as herein provided; and,

WHEREAS, the Executive is willing to continue in the employ of the Corporation provided the Corporation agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:

NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

Definitions

1.01    “Agreement Effective Date” is January 1, 1998.

1.02    “Plan Retirement Date” is August 25, 2015.

1.03	“Plan Administrator” shall mean the Board of Directors of the Bank, or their Designee.

1.04	“Actuarial Equivalent” benefit, as provided for hereunder, shall be calculated and determined by the Corporation's accountants on the basis of an interest rate of 7% per annum.

ARTICLE TWO

2.01    Employment. The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine, and that such employment and its related duties, title, and compensation will be commensurate with the duties, title, and compensation of the Executive at the inception of this Plan. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation. The supplemental retirement benefits provided by this Agreement are granted by the Corporation as a fringe benefit and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. This First Amended and Restated Supplemental Retirement Agreement supersedes and replaces the original agreement dated effective January 1, 1998. The Corporation's obligations under this Agreement are in lieu of and not in addition to the January 1, 1998 Agreement.

ARTICLE THREE

3.01    If the Executive shall continue in the employment of the Corporation until he attains the age of sixty-five (65), which date is hereby established as August 25, 2015, he may retire from active daily employment as of the first day of the next month following the attainment of age sixty-five (65), or upon such later date as may be mutually agreed to by the Executive and the Corporation.

3.02    Normal Retirement Benefit. The Corporation agrees that upon such retirement it will pay to the Executive the sum of two thousand eighty three dollars and 33/lOOths ($2083.33) on the first day of the month following such retirement and will pay a like sum each month thereafter until a total of one-hundred and eighty (180) monthly payments have been made.

3.03    Retirement Death Benefit. The Corporation agrees that if the Executive shall so retire, but shall die before receiving one-hundred eighty (180) monthly payments, it will continue to make such monthly payments to the surviving spouse of the Executive. Payments to the surviving spouse shall continue for a period which shall terminate upon the earlier of(a) the date of the expiration of one-hundred eighty (180) months from the date of such retirement, or (b) the date of death of the surviving spouse. If the Executive is not survived by a spouse then no death benefits will be paid under the terms of this Agreement.

ARTICLE FOUR

4.01    Death Prior to Retirement. In the event the Executive should die while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the Plan Retirement Date (which will occur on August 25, 2015 or such later date as may be agreed upon), the Corporation will pay two thousand eighty three dollars and 33/lOOths ($2083.33) each month for one-hundred eighty (180) months to the surviving spouse of the Executive, commencing on the first day of the month following the Executive's “Plan Retirement Date” (September 1, 2015), and continuing for the lesser of: (a) a full term of one-hundred eighty (180) or (b) the lifetime of the surviving spouse.

4.02    Reduced Benefit Option. In lieu of receiving monthly installments as defined in paragraph 4.01 the Executive's surviving spouse may petition the Board of Directors to receive a reduced benefit payable in monthly installments with the first payment due on the first day of the third month following the death of the Executive. The amount of the benefit will be the “Actuarial Equivalent” of the normal benefit as payable in paragraph 4.01 above. The reduced benefit shall be payable for the lesser of one-hundred eighty (180) months or the lifetime of the surviving spouse. It is understood that the Board of Directors, as demonstrated by a simple majority vote, shall have the final authority to either grant or reject such a request.

4.03    In the event that the Executive shall die within two years after the Agreement Effective Date (January 1, 1998), and if such death is the result of suicide, then, and in such event, the death benefit provided by this Article shall not be payable.

ARTICLE FIVE

5.01    Involuntary Termination. If the Corporation terminates the Executive's employment prior to his Plan Retirement Date for “Cause”, the Executive shall not be entitled to any benefits under the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(a)     conviction of a felony;

(b)     conviction of any crime involving moral turpitude;

(c)     material non-performance of duties as a Senior Vice President of the Corporation;

(d)     material breach of the duty of loyalty to the Corporation;

(e)     acts or omissions of the Executive not in good faith or which involve intentional misconduct, dishonesty, knowing violation of the law, or from which the Executive derives an improper personal benefit.

(f)     an act or acts reasonably deemed by the Board of Directors to be inimical to the interests of the Corporation.

5.02    Other Termination of Service.

(a)    Termination by Employer. Notwithstanding anything to the contrary herein, the Corporation reserves the right to terminate the employment of the Executive, without cause, at any time prior to retirement.

(i)    Before age 60. If such termination occurs before the Executive attains age 60 (August 25, 2010), then the Executive shall not be entitled to any benefits hereunder.

(ii)    Age 60. If such termination occurs, on or after attaining age 60, but prior to “Plan Retirement Date”, the Executive shall be entitled to receive his “Accrued Benefit” as provided in 5.02(c).

(b)    Termination by Executive.

(i)    Before Age 60. If the Executive terminates employment before the age of 60, no benefit shall be paid hereunder.

(ii)    Age 60. If the Executive terminates employment for any reason, including but not limited to disability; at or after age 60, the Executive shall receive his “Accrued Benefit” as provided in 5.02(c).

(c)    “Accrued Benefit” shall mean the Executive's “Normal Retirement Benefit” as defined in paragraphs 3.01 and 3.02 above, multiplied by a fraction, the numerator of which is the number of full months the Executive has been employed by the Corporation following the date of this Agreement, and the denominator of which is the number two-hundred twelve (212). The Accrued Benefit shall be payable in one-hundred eighty (180) equal monthly installments. If the Executive dies after terminating his employment but prior to having received all one-hundred eighty (180) monthly installments, the Corporation will continue to make such monthly payments to the surviving spouse of the Executive until: (a) a total of one-hundred eighty (180) payments have been made, or (b) the date of death of the surviving spouse. If the Executive is not survived by a spouse then payments will cease upon the Executive's death.

5.03    Non-Competition Covenant. In addition to all other conditions for the receipt of benefits hereunder, the Executive's entitlement to either full or accrued benefits shall be contingent upon the Executive, for a period of 60 months after retirement or termination of employment for permanent disability, and during any further period during which Executive is receiving payments hereunder, not as an owner, officer, director, partner, employee, manager, consultant or otherwise, providing banking services or advice, either directly or indirectly, to or for 1) any financial institution that maintains one or more offices within a 50 mile radius of the Corporation's, or its holding company's, office locations and offers any product or service competitive with the products and services of the Corporation, or 2) any person, entity or organization that was a customer of the Corporation or any of its affiliated financial institutions at any time during Executive's employment.

In the event the Executive breaches this covenant, all benefits that would otherwise become due after the date of such breach, whether to the Executive or the Executive's beneficiary, shall be forfeited.

ARTICLE SIX

6.01    Alienability. Neither the Executive, his surviving spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Corporation will be under no obligation to honor such requests or attempts.

ARTICLE SEVEN

7.01    Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any Pension, Profit-Sharing, Group Insurance, Bonus or similar employee plans which the Corporation may now or hereafter have.

ARTICLE EIGHT

8.01    Funding. The Corporation reserves the absolute right at its sole and exclusive discretion either to fund the obligations of the Corporation undertaken by this agreement or to refrain from funding the same, and to determine the extent, nature, and method of such funding. Should the Corporation select to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. The Corporation reserves the absolute right, in its' sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, either in whole or in part. At no time shall the Executive be deemed to have any right, title, or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

Any such policy shall not in any way be considered to be security of the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

If the Executive is asked to submit information to an insurance company and if the Executive makes a material misrepresentation in an application for any insurance that may be used by the Corporation to insure any or all of its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefits provided under that insurance, the Executive shall forfeit all rights and benefits payable under this Agreement.

8.02    This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured Creditor of the Corporation.

ARTICLE NINE

9.01    Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail to: Iowa State Bank & Trust Company, 102 South Clinton Street, (P. 0. Box 1700) Iowa City, Iowa 52244. Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE TEN

10.01    Not a contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

ARTICLE ELEVEN

11.01    Claims Procedure. In the event that benefits under this Plan Agreement are not paid to the Executive (or the surviving spouse designated as beneficiary by the Executive under the provisions of this Agreement in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and the Corporation. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to he taken if a review of the denial is desired. If a claim is denied and a review is desired, the Executive (or the surviving spouse in the case of the Executive's death), shall notify the Plan Administrator in writing within sixty (60) days (and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Executive or his surviving spouse may review this Plan Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reason for the decision and shall include reference to specific provisions of this Plan Agreement on which the decision is based. For purposes of implementing this claims procedure (but not for any other purpose), the Cashier of the Bank is designated as the Named Fiduciary and Plan Administrator of this Plan Agreement.

ARTICLE TWELVE

12.01    Lump Sum Benefit Option. In lieu of receiving monthly installments under any of the above numbered paragraphs, the Executive (or the surviving spouse designated as beneficiary by the Executive under the provisions of this Agreement), may petition the Board of Directors to receive a lump sum benefit. The value of the lump sum benefit shall be the “Actuarial Equivalent” of the remaining installment payments; it being understood that the Board of Directors, as demonstrated by a simple majority vote, shall have the final authority to either grant or reject said request, and if granted, the “Actuarial Equivalent” shall be determined at the sole direction of the Board of Directors using the present value discount rate assigned under the terms of this agreement.

12.02    This agreement shall be construed in accordance with and governed by the laws of the State of Iowa.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and its Corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto sat his hand and seal at Iowa City, Iowa, the day and year first above written.

ATTEST:		WITNESS:

IOWA STATE BANK & TRUST COMPANY

By:	/s/ CHARLES N. FUNK	/s/ THAIS WINKLEBLACK
	President	Secretary

/s/ GARY J. ORTALE		/s/ KENNETH R. URMIE
Gary J. Ortale		Witness
Executive